EXHIBIT 10.5

Summary of Embarq Corporation Non-Employee Director Compensation Program

The 2008 Embarq Non-Employee Director Compensation Program, approved by the Embarq Board of Directors, pays each non-employee director: (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each Board meeting (or any meeting of a Board committee on which a non-employee director is a member or an invited guest) that the eligible director personally attends, and $750 for each meeting that the eligible director attends by telephone. The Audit Committee Chair receives an additional annual retainer of $15,000 and any other committee Chair (including the Chair of any special committee) receives an additional annual retainer of $10,000. All cash compensation is paid quarterly and all retainers are prorated for the period of service provided during the quarter. In 2007, Embarq’s Lead Independent Director received an annual retainer for 2007 of $20,000. In December 2007, the Embarq Board of Directors appointed the Board’s Lead Independent Director to the role of Non-Executive Chairman. In February 2008, the Board of Directors determined that the Non-Executive Chairman will receive an additional annual retainer equal to $200,000 to be awarded in the form of time-vested restricted stock units (“RSUs”). These RSUs will be granted on or about the date of the annual meeting of shareholders and will vest after one year. The Non-Executive Chairman will no longer receive the Lead Independent Director retainer, as that position was eliminated.

Embarq’s director compensation program also provides each non-employee director:

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An award of RSUs with a grant date fair value of $150,000 in connection with his or her initial election to the Board of Directors, which vest in full upon our third regular annual meeting of shareholders following the grant date and with prorated acceleration of vesting in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board;

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An award of RSUs with a grant date fair value of $75,000, on or about the date of each annual meeting of shareholders, which vest in full one year following the grant date. With respect to this annual RSU grant, vesting also will be accelerated in full in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board; and

•	An annual telecommunications allowance of up to $6,000, which covers services, equipment and tax gross-ups.

Our director compensation program will remain in effect until changed by the Board of Directors.